Contact:
Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(212) 672-0382	(212) 508-9600
sschecter@hydrogenllc.com	halpay@makovsky.com

Joseph Saracheck
Investment Banking
Triax Capital Advisors, LLC
(212) 265-7014
jsarachek@triaxadvisors.com

HydroGen, LLC Secures $2 Million in Bridge Financing from Samsung C&T Corporation and Federated Kaufmann Fund

- Successfully Re-Starts Commercial Demonstration Fuel Cell Power Plant with Second Generation Electrodes -

Cleveland, Ohio - August 28, 2008 - HydroGen Corporation (Nasdaq: HYDG) (the “Company”), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, today announced that the Company and HydroGen, LLC, the Company’s wholly-owned subsidiary, entered into a Loan and Security Agreement on August 22, 2008 with Samsung C&T Corporation and Federated Kaufmann Fund pursuant to which Samsung and Federated Kaufmann have each agreed to loan $1 million to HydroGen, LLC in two equal installments. A first tranche of $1 million of the loan was released to HydroGen, LLC at the closing on August 22. A second tranche of $1 million will be released to HydroGen, LLC on or before September 30, 2008 based on the achievement of certain milestones.

The proceeds will be used for working capital purposes, including continuing operation of the Company’s commercial demonstration power plant at ASHTA Chemicals, Inc. Specifically, the proceeds will sustain operations through the next three to four months during which the Company will seek long-term financing in the form of an equity investment or an acquisition of the Company.

The $2 million bridge loan is secured by substantially all of the assets of HydroGen, LLC and the Company, bears interest at the rate of 12% per annum, and becomes due and payable on December 15, 2008 (which may be extended to no later than February 1, 2009 if the Company is in the process of obtaining shareholder approval for a transaction that will result in the payoff of the loan). Additionally, Samsung and Federated Kaufmann have each received a warrant to purchase up to 400,000 shares of common stock of the Company, exercisable in two equal amounts with each tranche of the loan.

HydroGen Secures Bridge Financing

HydroGen CEO John Freeh commented: “We are encouraged that Samsung, our strategic partner, and Federated Kaufmann, a valued shareholder, have teamed to provide the Company with this critical bridge financing. This financing will enable us to continue with our commercial demonstration activities at ASHTA Chemicals, retain key staff who will be required to ensure continuity of our operations, and attempt to complete a sale or other form of financing of the Company.”

“Although we have significantly reduced our workforce and burn rate, we have continued to make operational progress. Our ASHTA demonstration plant is now operating with fuel cell stacks that incorporate our second generation electrodes. These electrodes are manufactured with materials that are expected to provide longer life than that of our first generation electrodes. We made this upgrade during an unplanned shutdown after the demonstration plant was operated outside of certain pressure and temperature operating conditions required for proper electrolyte management. Even with our reduced staffing we were able to overhaul the fuel cell module, upgrade the fuel cell stacks with the new electrodes, deliver the overhauled module to ASHTA, improve plant operating procedures, make additional improvements in the balance of plant, and re-start the plant.”

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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